Exhibit 99.1

FOR IMMEDIATE RELEASE

Dick’s Sporting Goods Announces Special Cash Dividend

•                Tim Kullman, EVP—Finance, Administration and Chief Financial Officer, to retire in 2013

PITTSBURGH, Pa., December 5, 2012 – The Board of Directors of Dick’s Sporting Goods, Inc. (NYSE: DKS) has declared a special cash dividend of $2.00 per share on the Company’s Common Stock and Class B Common Stock, payable on December 28, 2012, to stockholders of record at the close of business on December 17, 2012. The special dividend payment, which is expected to be funded from the Company’s excess cash on hand, is in addition to the previously announced quarterly dividend of $0.125 per share payable on December 28, 2012, to stockholders of record at the close of business on November 30, 2012.

“This additional return of approximately $254 million in cash to our shareholders demonstrates the strength of our balance sheet, the health of our business and a commitment to efficiently deploy our strong cash generation,” said Edward W. Stack, Chairman and CEO. “We also remain firmly committed to investing in the profitable growth of our business and we will have ample capacity to do so even after payment of this dividend.”

The Company also announced that Tim Kullman, EVP—Finance, Administration and Chief Financial Officer, has informed the Company of his intention to retire in 2013. The Company has commenced a search for Mr. Kullman’s replacement. Mr. Kullman will continue in his current role until his successor is hired, and he has agreed to remain with the Company until April 2013 or such later date as needed to effect a proper transition. “Tim has been an invaluable member of our management team over the past five years. He has been instrumental in designing a financial framework rooted in discipline and supporting our mission to relentlessly improve everything we do. Tim’s contributions will be felt well into the future,” said Mr. Stack.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

Statements in this release include forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. The Company’s future performance and financial results may differ materially from those included in any such forward-looking statements and such forward-looking statements should not be relied upon by investors as a prediction of actual results.

About Dick’s Sporting Goods, Inc.

Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand-name sporting goods equipment, apparel and footwear in a specialty store environment. The Company also owns and operates Golf Galaxy, LLC, a golf specialty retailer. As of October 27, 2012, the Company operated 511 Dick’s Sporting Goods stores in 44 states, 81 Golf Galaxy stores in 30 states and e-commerce websites and catalog operations for both Dick’s Sporting Goods and Golf Galaxy.

Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/investors. The Company’s website is not part of this release.

Contact

Timothy E. Kullman, EVP – Finance, Administration, and Chief Financial Officer or

Anne-Marie Megela, Director, Investor Relations

(724) 273-3400
investors@dcsg.com